EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-136473,  333-128923, 333-115840, 333-110264, 333-44954, 333-92629, 333-92631, 333-57331, 333-32911 and 333-08863 on Form S-8 of our reports dated March 1, 2007, relating to the consolidated financial statements of FEI Company (which reports include an explanatory paragraph referring to the adoption of Financial Accounting Standards Board No. 123R, Share Based Payment) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of FEI Company for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP
March 1, 2007